Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on From S-3 (No. 333-264654) and Form S-8 (File No. 333-260477) of our report dated March 16, 2022, except for the effects of the restatement disclosed in Note 2 (not presented herein) appearing in Caremax, Inc's consolidated financial statements included in Form 10-K/A filed on March 29, 2023, as to which the date is March 29, 2023, relating to the consolidated financial statements of Caremax, Inc., as of and for the year ended December 31, 2021, which is contained in this annual report on this Form 10-K.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey
March 30, 2023